EXHIBIT 16



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


June 27, 2002


Dear Sir/Madam:

The representations made in this letter are based solely on discussions with and representations from the engagement partner and manager on the audits of the financial statements of this registrant for the two most recent fiscal years. Those individuals are no longer with Arthur Andersen LLP. We have read paragraphs 1, 2 and 3 of Item 4 included in the Form 8-K dated June 25, 2002 of Fresh Brands, Inc. filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP

 ARTHUR ANDERSEN LLP




cc:  Ralph Gundrum, Foley & Lardner
     Armand C. Go, Fresh Brands, Inc.